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                                    SULLIVAN & CROMWELL






                                                                    May 27, 1999



Seligman Capital Fund, Inc.,
100 Park Avenue,
New York, N.Y.  10017.


Dear Sirs:

                  In connection with Post-Effective Amendment No.57 to the Registration Statement on Form N-1A (File No. 2-33566) of Seligman Capital Fund, Inc., a Maryland corporation (the "Fund"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an indefinite number of shares of capital stock, par value $1.000 per share, of the class designated as Class C shares (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.


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Seligman Capital Fund, Inc.                                                  -2-




                  The number of shares of each class of capital stock that the Fund is authorized to issue at any time is determined by adding to the number of shares of such class then outstanding additional authorized shares in an amount determined according to a formula set forth in the Fund's charter. The formula allocates to each class an equal portion of the number of shares representing the difference between the number of shares that the Fund is authorized to issue and the total number of shares of all classes outstanding at such time.

                  Upon the basis of such examination, we advise you that, in our opinion, the Fund is authorized to issue the number of Shares determined in accordance with the charter of the Fund as described above and, when the Post-Effective Amendment referred to above has become effective under the Securities Act and the Shares have been issued (a) for at least the par value thereof in accordance with the Registration Statement referred to above, (b) so as not to exceed the then authorized number of Shares and (c) in accordance with the authorization of the Board of Directors, the Shares will be duly and validly issued, fully paid and non-assessable.


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Seligman Capital Fund, Inc.                                                  -3-




                  The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                     Very truly yours,



                                                     SULLIVAN & CROMWELL